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                                                                     EXHIBIT 6.7


                        TRANSCAP RESTRUCTURING AGREEMENT


      This Transcap Restructuring Agreement (this "Agreement"), effective as of October 28, 1996, is between Transcap Manufacturing Services, Inc., an Illinois corporation ("Transcap"), and Scottsdale Technologies, Inc., a Delaware corporation (the "Company").


                                    RECITALS

      A. The Company, Mark Force Ltd., a Delaware corporation, and Mark Two Inc., a Delaware corporation (collectively, the "Scottsdale Entities"), and Transcap are the parties to that certain Master Purchase Order Assignment Agreement dated September 9, 1993, as amended by Amendment No. 1 ("Amendment No. 1") to Master Purchase Order Assignment Agreement entered into as of September 29, 1995 (as amended, the "Master Agreement"). Capitalized terms used but not defined in this Agreement shall have the meaning given them in Amendment No. 1.

      B. In connection with the terms of Amendment No. 1, Transcap acquired 127,243 shares of the Company's Series B Convertible Redeemable Preferred Stock ("Series B Stock") and 200,000 shares of the Company's Series S Senior Convertible Redeemable Preferred Stock ("Series S Stock") (the Series B and Series S Stock are collectively referred to herein as the "Preferred Stock") from the Company pursuant to the terms of a certain Accredited Investor Subscription Agreement between the Company and Transcap dated October 2, 1995.

      C. It is contemplated that WO Consulting, Inc., a Delaware corporation that plans to do business as "Scottsdale Technologies, Inc." or a similar name ("New Scottsdale"), will purchase the assets of the Company (the "Asset Purchase") following New Scottsdale's issuance of debentures to Scottsdale Technology-I, Ltd., a Delaware limited partnership. The Company and New Scottsdale contemplate the execution of a letter of intent to reflect the proposed terms of the Asset Purchase.

      D. Certain obligations owed by the Scottsdale Entities to Transcap remain outstanding, and Transcap holds a security interest in certain assets of the Scottsdale Entities.

      E. Subject to the terms and conditions set forth herein, the parties hereto wish to provide for the assignment of the claims Transcap has against the Scottsdale Entities to New Scottsdale and the payment of certain amounts to Transcap. New Scottsdale is entering into this Agreement solely for the purposes of acknowledging its agreements in Sections 1 and 3.

      NOW THEREFORE, the parties hereto agree as follows:

      SECTION 1. PAYMENTS. In consideration of Transcap's agreements hereunder, the following payments shall be made:
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      a. Initial Payment. Concurrently herewith, New Scottsdale shall pay the
Escrow Agent $10,000 in cash. The Escrow Agent shall immediately remit such $10,000 payment to Transcap (the "Initial Payment") upon the execution of this Agreement.

            b. Additional Payment. If and when the execution and delivery of a definitive Asset Purchase Agreement pertaining to the Asset Purchase takes place, New Scottsdale shall pay the Escrow Agent $51,222.42 in cash. The Escrow Agent shall remit $51,222.42 to Transcap (the "Additional Payment") on the date that the Escrow Agent receives payment of the same amount.

      Transcap acknowledges and agrees that following Transcap's receipt of the Initial Payment and the Additional Payment in full, the only payments Transcap shall be entitled to receive in connection with its claims against the Scottsdale Entities are the royalty payments described in Section 3.

      SECTION 2. OBLIGATIONS OF TRANSCAP. In consideration of the payments to be made to Transcap hereunder, Transcap hereby agrees as follows:

            a. Assignment of Obligations Owed by Scottsdale Entities. Subject to the terms and conditions set forth herein and in the Escrow Agreement (as defined below), Transcap hereby assigns to New Scottsdale subject to the terms of the Escrow Agreement all of Transcap's right, title and interest in and to all indebtedness, obligations, claims and other liabilities incurred by the Scottsdale Entities as a result of or in connection with the Master Agreement (collectively, the "Transcap Claims"), including, without limitation, the Preferred Stock held by Transcap and all security interests and security agreements relating to assets of the Scottsdale Entities (collectively, the "Transcap Security Interest"), all of which shall be held by the Escrow Agent pursuant to the Escrow Agreement; notwithstanding the foregoing, however, the Transcap Security Interest shall not be assigned to New Scottsdale unless and until Transcap has received $61,222.42 from the Escrow Agent in accordance with Section 1. Following Transcap's receipt of $61,222.42 from the Escrow Agent, the Escrow Agent shall release the Transcap Security Interest to New Scottsdale. Provided, however, that if Transcap has not received the Initial Payment as of December 1, 1996, the Escrow Agent shall, upon receiving written notice from Transcap, return the Transcap Security Interest and all documents relating to the assignment thereof to Transcap.

            b. Consent to Sale. Transcap hereby consents to the sale of any assets of the Company to New Scottsdale that may be subject to the Transcap Security Interest, which security interest will be assigned pursuant to Section 2(a) above (subject to timely payment of the Initial Payment and Additional Payment) and which security interest shall remain in full force and effect following such sale.

            c. Effective Date of Transfer of Transcap Claims. Upon Transcap's receipt of $388,465.42 pursuant to the terms hereof and the Escrow Agreement (which amount represents the Initial Payment, the Additional Payment and the maximum amount of


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      royalties payable to Transcap in accordance with the terms of the Escrow
      Agreement) (collectively, the "Transcap Payments"), all Transcap Claims and all evidences thereof, including the Preferred Stock shall be automatically transferred by the Escrow Agent to New Scottsdale. If for any reason there is a release of any Transcap Claims from the Escrow Agreement prior to the receipt of the full amounts set forth above then Transcap shall receive from the Escrow Agent and be deemed to own that portion of the Transcap Claims as is equal to the aggregate amount of Transcap Claims (i.e., $388,465.42) minus the aggregate amount of Transcap Payments received prior to such release. All other Transcap Claims shall be delivered by the Escrow Agent to New Scottsdale. To facilitate such assignments, Transcap shall execute and deliver into the Escrow Account any UCC statements or other instrument reasonably requested by New Scottsdale or any of the Scottsdale Entities to reflect the assignment of any such security interests, and similarly, the Escrow Agent shall be authorized to execute and deliver any such statement or instrument reasonably requested by New Scottsdale or any of the Scottsdale Entities to reflect the assignment of any such security interests.

            d. Release of Personal Guarantees. Upon Transcap's receipt of the Transcap Payments in full, Transcap shall automatically release the personal guarantees of Eric Schedeler, Roy Dunlap and C. Kimball McCuster granted pursuant to the Master Agreement. Either or both of the Escrow Agent and Transcap shall execute any instrument reasonably requested by the foregoing individuals to reflect the termination of such guarantees.

      SECTION 3. SALE OF PREFERRED STOCK. As soon as reasonably practicable following the execution of this Agreement, Transcap and the creditors of the Company listed on Exhibit A hereto (collectively, the "Old Scottsdale Creditors"), New Scottsdale and another party that the Old Scottsdale Creditors and New Scottsdale shall mutually agree to appoint as "Escrow Agent" shall execute and deliver an "Escrow Agreement" reasonably acceptable to all parties thereto that shall create the "Escrow Account" and provide for the following terms:

            a. Royalty Payments. Following the execution of the Escrow Agreement and the consummation of the Asset Purchase, New Scottsdale shall pay the Escrow Account royalties in the amount of four percent (4%) of all Net Sales Proceeds (as defined below) derived by New Scottsdale from the sale of its "Program Master" and "ETV Host Software" products, and from the sale of any product listed on Exhibit B hereto (collectively, the "Royalty Products"). Without limiting the foregoing, however, the Old Scottsdale Creditors shall acknowledge and agree that they shall not be entitled to any royalty on any product or service that may be provided or sold by New Scottsdale, other than its sales of the Royalty Products. As used in this Agreement, the term "Net Sales Proceeds" shall mean the total gross selling price of the Royalty Products less discounts, allowances and returns of such products, as determined by reference to the invoices relating to the Royalty Products. Such royalties shall be payable within forty-five (45) days after the end of each fiscal quarter except for the quarter on which New Scottsdale's fiscal year ends. Royalties for the Company's last fiscal quarter shall be payable within


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      ninety (90) days after the end of the corresponding fiscal year following the reconciliation of the Company's books and records for such fiscal year.

            b. Transcap Priority. The parties shall acknowledge that because Transcap has been the senior creditor of the Company, and Transcap will be releasing security interests in certain assets currently owned by the Scottsdale Entities, Transcap shall be entitled to receive the first $200,000 received by the Escrow Account.

            c. Pari Passu Payments. Following Transcap's receipt of $200,000 from the Escrow Account, Transcap shall be entitled to receive an additional $137,243 from the Escrow Account; provided, however, that the payment of such $137,243 shall be pari passu with the payments to be made by the Escrow Account to the other Old Scottsdale Creditors.

            d. Deposit of Preferred Stock. In connection with the execution of the Escrow Agreement, Transcap and the other Old Scottsdale Creditors that hold shares of any class or series of preferred stock issued by the Company (collectively, the "Equity Creditors") shall deposit such shares into the Escrow Account and execute and deliver to the Escrow Agent (as defined below) a stock power in blank substantially in the form attached hereto as Exhibit C.

            e. Transfer of Preferred Stock. It shall be the intention of the parties to the Escrow Agreement that each Equity Creditor of the Company shall be entitled to receive from the Escrow Account an amount in dollars equal to the number of such creditor's shares of preferred stock, and that upon an Equity Creditor's receipt of any payments from the Escrow Account, such Equity Creditor shall automatically sell that number of shares of preferred stock to New Scottsdale equal to the amount of the corresponding payment received by such creditor. For example, upon an Equity Creditor's receipt of $10,000 from the Escrow Account, such creditor shall automatically sell 10,000 shares of its preferred stock to New Scottsdale. If an Equity Creditor holds shares of Series S and Series B Stock, the automatic sale provision shall apply first to the Series S Stock and then to the Series B Stock. For example, the first $200,000 received by Transcap from the Escrow Account shall result in the automatic sale of all 200,000 shares of Transcap's Series S Stock to New Scottsdale, and Transcap's subsequent receipt of an additional $137,243 from the Escrow Account shall result in the sale of all 137,243 shares of Transcap's Series B Stock to New Scottsdale.

            f. Escrow Agent Action. The Escrow Agent shall be authorized from time to time and at any time to deliver stock certificates and corresponding stock powers to the Company to permit the Company to revise its records to accurately reflect the amount of shares held by any Equity Creditor, and if applicable, to accept delivery of new stock certificates from the Company representing the correct number of shares owned by such creditor. Each Equity Creditor shall agree to execute and deliver additional stock powers from time to time to facilitate such deliveries by the Escrow Agent.


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            g. Waiver of Conversion Rights. In consideration of each Equity
      Creditor's right to receive royalty payments from the Escrow Account, and notwithstanding anything to the contrary in any Certificate of Designations of the Company, each Equity Creditor shall agree to waive her or its right to convert her or its shares of preferred stock into shares of the Company's common stock or into warrants to purchase shares of such common stock.

            h. Dividends. To the extent the Company pays dividends on its shares of preferred stock, such amount shall be deposited pursuant to the Escrow Agreement and will be treated as if a royalty had been paid.

            i. Covenants of Equity Creditors. Each Equity Creditor shall covenant and agree not to sell, transfer, assign, pledge or dispose of all or any of such creditor's preferred shares other than in the manner contemplated herein and in the Escrow Agreement without the Company's prior written consent, which may be withheld by the Company in its sole discretion.

            j. Reconciliation of Royalty Payments; Accounting Matters. The parties to the Escrow Agreement shall agree that New Scottsdale shall not be obligated to reconcile the royalty payments made to the Escrow Account with respect to any fiscal year after the date which is one hundred eighty
      (180) days after the date on which royalty payments for the Company's last fiscal quarter are payable (i.e., two hundred seventy (270) days after the end of the Company's fiscal year end). New Scottsdale shall provide the other parties to the Escrow Agreement with all relevant accounting information reasonably requested by such other parties, and such other parties shall be entitled, at their sole cost and expense, to audit such information to the extent necessary to ensure that the royalties paid by New Scottsdale to the Escrow Account have been accurately computed and are made in a timely manner.

            k. Restructuring of Claims. Each of the Old Scottsdale Creditors shall acknowledge and agree that the obligations owed to such creditors by Old Scottsdale shall be deemed to be restructured in the manner contemplated by the Escrow Agreement and the arrangements contemplated hereby and by the related agreements with the other Old Scottsdale Creditors. The obligations owed by Old Scottsdale to the Old Scottsdale Creditors shall be limited to the amounts required to be paid to such creditors pursuant to the Escrow Agreement and such other arrangements.

            l. No Guarantee of Royalties. Notwithstanding anything herein to the contrary, the parties to the Escrow Agreement shall acknowledge and agree that (a) New Scottsdale is not guaranteeing the payment of a minimal amount of royalty payments to the Escrow Account; and (b) New Scottsdale shall have the right to set any price it deems advisable for the Royalty Products, and is under no obligation to manufacture, market, promote, improve, support or continue to manufacture, market, promote, improve or support either or both of the Royalty Products. In no event shall any of the Old Scottsdale Creditors have any claim or other recourse against New Scottsdale or any of


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      its shareholders, directors, officers, employees or agents; provided, however, the foregoing shall not release New Scottsdale of its obligations to pay royalties to the Escrow Agent with respect to Royalty Products actually sold to the extent provided in the Escrow Agreement.

            m. Right to Repay Claims. New Scottsdale shall have the right, but not the obligation, to the defease and discharge, in whole or in part, obligations under the Escrow Agreement by depositing funds with the Escrow Agent. Such deposits shall be treated as if royalties in a like amount had been paid.

            n. Bankruptcy of Company. In the event a proceeding under 11 U.S.C. Sections 101 et seq., as amended, and the rules and regulations thereunder (collectively, the "Bankruptcy Code"), or under any other bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed or initiated by or against the Company seeking an order for relief, or the Company makes an assignment for the benefit of its creditors, or the Company takes any action to authorize any of the foregoing, the Escrow Agent shall release all claims of the Old Scottsdale Creditors to the appropriate Old Scottsdale Creditors who are the beneficiaries of such claims. Each such creditor shall use its good faith discretion in prosecuting such claims and any cash proceeds realized upon the prosecution thereof shall be paid to the Escrow Agent as if such amounts were royalties. No other amounts will be payable to the Old Scottsdale Creditors. In no event shall the Old Scottsdale Creditors have any claims against New Scottsdale by reason of any such bankruptcy of Old Scottsdale or the amount of proceeds that are actually received pursuant by such bankruptcy proceedings.

      SECTION 4. REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants to the other parties that each of the following is true and correct:

            a. Due Authorization. It has full power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement constitutes a legal, valid, and binding obligation of such party enforceable in accordance with its terms.

            b. No Violation. The execution, delivery and performance of this Agreement is not prohibited or limited by, will not result in the breach of, or a default under, conflict with, result in a violation of, or require any consent, approval, authorization, exemption or other action by or notice to any third party or any court or other governmental body, under any agreement or instrument binding on it, or if applicable, under any provisions of its charter document, bylaws or partnership agreement.

      SECTION 5. CONDITION PRECEDENT. The parties hereto acknowledge and agree that as a condition precedent to Transcap's execution and delivery of this Agreement, Eric J. Schedeler and Transcap shall enter into a mutually acceptable Stock Option Agreement pursuant to which Mr. Schedeler shall grant to Transcap, and Transcap shall accept from Mr. Schedeler, options to


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purchase 30,000 shares of the common stock of New Scottsdale at an exercise price of $1.50 per share, subject to and in accordance with the terms thereof.

      SECTION 6. THIRD PARTY BENEFICIARY. The parties hereto acknowledge that but for the execution of this Agreement, New Scottsdale would not make the $10,000 and $51,222.42 payments to the Company contemplated hereby, and that any additional payments made by New Scottsdale in connection with the Asset Purchase or any royalty payments to the Escrow Agent shall be based on the full performance of the agreements contemplated herein. Accordingly, New Scottsdale shall be deemed a third party beneficiary hereof that may enforce the terms of this Agreement.

      SECTION 7. SPECIFIC PERFORMANCE. Each party hereto acknowledges and agrees that the other party hereto and New Scottsdale would be damaged irreparably in the event any of the provisions hereof are not performed in accordance with their specific terms. Accordingly, it is agreed that each party hereto and New Scottsdale shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such party would be entitled, at law or in equity.

      SECTION 8. FURTHER ASSURANCES. From time to time hereafter and without further consideration, each of the parties hereto shall execute and deliver such additional or further instruments and take such actions as any other party hereto may reasonably request in order to carry out the purposes of this Agreement.

      SECTION 9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed by the parties hereto shall be deemed an original and all of which together shall be deemed the same Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                                    TRANSCAP MANUFACTURING SERVICES,
                                    INC.

                                    By:  /s/  MICHAEL SEAR
                                       -------------------
                                    Name:  MICHAEL SEAR
                                    Title: Executive Vice President

                                    SCOTTSDALE TECHNOLOGIES, INC.

                                    By:  /s/  ERIC J. SCHEDELER
                                       ------------------------
                                    Name:  ERIC J. SCHEDELER
                                    Title:  President & CEO


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WO CONSULTING, INC. HEREBY EXECUTES THIS AGREEMENT FOR THE SOLE PURPOSE OF
ACKNOWLEDGING ITS AGREEMENTS UNDER SECTIONS 1 AND 3:

                                    WO CONSULTING, INC.

                                    By:  /s/  STUART N. RUBIN
                                       ----------------------
                                       Stuart N. Rubin, Chief Executive Officer




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